Eubel Brady & Suttman Asset Management, Inc.

Code of Ethics

April 15, 2019

Table of Contents

Definitions	3
Standards of Business Conduct	6
Provision of the Code and Acknowledgment of Receipt	7
Confidential Information	8
Conflicts of Interest	9
Gifts and Entertainment	12
Code of Ethics Records	13
Insider Trading Policy	14
Penalties for Insider Trading Violations	18
Personal Trading Policy	19
Personal Securities Reporting	21
Pre-Clearance Procedures	23
Custodial Account Reporting	24
Supervision	24
Penalties for Violations of Personal Trading Policies	25
Compliance with the Code and Reporting Violations	26
Provision of the Code upon Client Request	26

Definitions

For the purposes of this Code of Ethics ("Code"), the following definitions shall apply:

•	"Access person" means any supervised person who: has access to nonpublic information regarding any clients' purchase or sale of securities; has access to client securities recommendations before they are public; or is involved in making securities recommendations to clients. EBS deems all personnel who have access to the Firm's Buy Lists to be "Access Persons."
•	"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
•	"Beneficial interest" shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder. For example, any partnership to which an employee is a general partner, or any account for which an employee is the trustee and such employee or any member of his or her immediate family is a beneficiary.
•	"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder. For example, any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household.
•	"Chief Compliance Officer" (CCO) refers to the Chief Compliance Officer of EBS, Terri L. King.
•	"Compliance Committee" members include Terri L. King, Scott E. Lundy, David K. Ray and Mark E. Brady.
•	"Contribution" means any gift, subscription, loan, advance, or deposit of money or anything of value made for (i) the purpose of influencing any election for federal, state or local office; (ii) payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•	"Government entity" means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) any pool of assets sponsored or established by any of the foregoing (including, but not limited to a defined benefit plan and a state general fund); (iii) any participant-directed investment program or plan sponsored or established by any of the foregoing; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•	"Initial public offering" (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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•	"Inside information" means nonpublic information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the 'total mix' of information available.

•	"Insider trading" is generally understood to refer to the effecting of securities transactions while in possession of material, nonpublic (inside) information (regardless of whether one is an "insider") or to the communication of material, nonpublic information to others.
•	“Investment Adviser Representative” is generally defined by most states as a person who, for compensation (1) makes any recommendations regarding securities; (2) manages accounts of clients; (3) determines which recommendations or advice regarding securities should be given; (4) solicits or sells investment advisory services; or (5) supervises employees who perform any of the foregoing.
•	"Limited offering" means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.
•	"Official" means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity, if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity; or (ii) has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•	"Plan or program of a government entity" means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a "qualified tuition plan" authorized by section 529 of the Internal Revenue Code (26 U.S.C. 529), a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code (26 U.S.C. 403(b) or 457), or any similar program or plan. (See SEC Rule 206(4)-5; Political Contributions by Certain Investment Advisers)
•	"Private fund" means an issuer that would be an investment company as defined in section 3 of the Investment Company Act of 1940 but for Section 3(c)(1) or 3(c)(7) of that Act.
•	"Reportable fund" means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser or sub-adviser, as defined in Section 2(a) (20) of the Investment Company Act, or principal underwriter.
•	"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless EBS or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless EBS or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless EBS or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

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•	"Supervised person" means any employee, director, officer or shareholder of EBS (or other persons occupying a similar status or performing similar functions); and any other person who provides advice on behalf of EBS and is subject to the Firm's supervision and control. (Note: Additional categories of persons may be defined as supervised persons such as temporary employees, consultants, independent contractors and other persons designated by the Chief Compliance Officer.)

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Standards of Business Conduct

Eubel Brady & Suttman Asset Management, Inc. ("EBS" or "Firm") has adopted a written code of ethics pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act"). The Firm's Code of Ethics ("Code") sets forth rules, regulations and standards of conduct for the Supervised Persons of EBS. It bears the approval of the Firm's Board of Directors and applies to all EBS Supervised Persons.

The Code is designed to ensure that the ethical standards maintained by EBS continue to be applied. The purpose of the Code is to preclude activities which may lead to insider trading and other forms of prohibited or unethical business conduct, as well as to ensure that any actual or potential conflicts of interest are understood and addressed.

Pursuant to Section 206 of the Advisers Act, EBS and its Supervised Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Firm has an affirmative duty of utmost good faith to act in the best interest of its clients, an obligation which includes the responsibility to make full and fair disclosure of all material facts, especially where the firm’s interests may conflict with those of its clients.

In meeting its fiduciary responsibilities to its clients, EBS expects every Supervised Person to demonstrate the highest standards of ethical conduct and not engage in any activity in conflict with the interests of its clients.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for Supervised Persons in their conduct. Supervised Persons are urged to seek the advice of the Chief Compliance Officer ("CCO"), or another member of the Compliance Committee, for any questions about the Code or the application of the Code to their individual circumstances. Exceptions may be granted to certain provisions contained in the Code in situations when it is clear beyond dispute that the interests of our clients shall not be adversely affected or compromised.

Being fully aware of and strictly adhering to the Firm's Code of Ethics and complying with applicable federal securities laws is the responsibility of each Supervised Person. As appropriate, EBS will provide Supervised Persons with periodic training as a reminder of their responsibilities and reporting requirements under the Code, and/or in response to amendments and regulatory changes.

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Provision of the Code and Acknowledgment of Receipt

Initial Provision – Acknowledgment of Receipt

After becoming a Supervised Person, personnel are required to certify in writing that they have:

●	Received a copy of the Code;
●	Read and understand all provisions of the Code; and
●	Agree to comply with the provisions set forth in the Code.

The CCO is responsible for delivery of the Code and the receipt of the required acknowledgments.

Amendments

The CCO will provide all Supervised Persons with any amendments to the Code. All Supervised Persons will provide to the CCO the acknowledgment of receipt of the amended Code, as described above for the initial provision of the Code, after being provided with an amendment.

Annual Certification of Compliance

On an annual basis, all Supervised Persons are required to certify that they have received and read the provisions of the Code. Such certification will also include a statement that the Supervised Person has complied with the requirements of the Code and applicable laws, rules statutes and regulations. The CCO is responsible for delivery of the annual certification and the receipt of the executed annual certification.

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Confidential Information

Confidential Information

Supervised Persons may become privy to confidential information (information not generally available to the public) concerning the Firm's clients (current, former and prospective), the affairs and business transactions of companies researched by EBS for investment, vendors, and other Supervised Persons. Confidential information also includes trade secrets and other proprietary information of the Firm including, but not limited to, business or product plans, systems, buy lists, software, manuals and client lists. It is the responsibility of each Supervised Person to maintain the confidentiality of such information both during and after employment with the Firm. Safeguarding confidential information is essential to the conduct of our business. Caution and discretion are required in the use of such information and in sharing it with only those who have a legitimate need to know. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Personal Use

Confidential information obtained or developed as a result of employment with EBS is not to be used or disclosed for the purpose of furthering any private interest or as a means of making any personal gain. Use or disclosure of such information could result in civil or criminal penalties against EBS or the individual responsible for disclosing such information.

Release of Client Information

Information concerning a client which has been requested by third persons or organizations (i.e. accounting firm) may only be released with the consent of the client involved. All requests for information concerning a client pursuant to the legal process (such as subpoenas or court orders) must be promptly referred to the CCO or another member of the Compliance Committee. As it relates to requests received pursuant to the legal process, no information may be released, nor should the client involved be contacted, until so directed by the CCO or other member of the Compliance Committee.

In order to preserve the rights of our clients and to limit the firm's liability concerning the release of client proprietary information, care must be taken to:

•	Limit use and discussion of information obtained on the job to normal business activities;
•	Request and use only information which is related to our business needs;
•	Restrict access to records to those with proper authorization and legitimate business needs; and
•	Include only pertinent and accurate data in files which are used as a basis for taking action or making decisions.

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Conflicts of Interest

EBS requires Supervised Persons to make reporting and to refrain from certain activities that may give rise to a conflict of interest. Disclosure and approval of certain activities are required so a determination may be made that the activities do not interfere with any of the individual’s responsibilities at EBS and any conflicts of interest that might relate to such activities are addressed. To address such situations, the following rules have been adopted.

Outside Business Activities

EBS requires Supervised Persons to obtain pre-approval before serving as a director, officer, employee, partner or trustee (or hold any other position of substantial interest) in any outside business activity.

An outside business activity includes any business enterprise, whether for compensation or not, that is outside the scope of the Supervised Person's duties to the firm. Significant involvement by Supervised Persons in outside business activities is generally unacceptable. In addition to securing prior approval for outside business activities by completing an Outside Activity Approval Form, Supervised Persons are required to disclose all relationships with outside enterprises annually.

However, EBS does not require Supervised Persons to obtain pre-approval prior to engaging in activities with organizations that are exclusively charitable, civic, religious, educational or governmental (i.e. recognized as tax exempt). These activities may be entered into without prior consent, but must still be disclosed on an annual basis.

In addition, prior approval is not required for Supervised Persons that are not Investment Adviser Representatives of EBS if all of the following conditions are met:

1.	The enterprise is a family firm owned principally by other members of your family;
2.	The family business is not doing business with EBS or its clients; and
3.	The services required will not interfere with your duties or your independence of judgment.

Other Business Activities

The choice of the Firm's suppliers must be based on quality, reliability, price, service and technical advantages.

In the conduct of EBS's business, no bribes, kickbacks, or similar remuneration or consideration of any kind are to be given or offered to any individual or organization or to any intermediaries such as agents, attorneys or other consultants, for the purpose of influencing such individual or organization in obtaining or retaining business for, or directing business to EBS. Solicitation Agreements are exempt from consideration.

Executor/Trustee

Supervised Persons may not accept a position as executor of an estate, trustee (including successor trustee), or power of attorney for a client account without the prior approval of the CCO or another member of the Compliance Committee unless such appointment is for a family member.

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Political Contributions & Affiliations

EBS does not contribute financial or other support to political parties or candidates for public office except where lawfully permitted and approved in advance by the CCO or another member of the Compliance Committee.

Because EBS may provide advisory services to a government plan or entity, the following restrictions on political contributions are effective pursuant to the SEC's "Pay-to-Play" Rule 206(4)-5:

•	Supervised Persons may not contribute money in excess of $150 per election to candidates for state or local office, or state party committees, in states in which they do not maintain a residence (i.e. are not entitled to vote);
•	Contributions in excess of $350 per election to candidates for state or local office, or state party committees, in states in which a Supervised Persons does maintain residence (i.e. are entitled to vote) are not permitted.

These restrictions also apply to contributions to officials who are candidates for federal office, provided that such official maintains influence over hiring decisions as a function of his or her current office.

Non-compliance with these restrictions may subject EBS to a two year "time-out" from receiving compensation for providing advisory services to a government entity if it is determined that the official is in a position to influence the selection of EBS as an adviser.

On at least an annual basis, Supervised Persons will be asked to confirm that no contributions in violation of the above restrictions were made.

Legislation generally prohibits EBS or anyone acting on its behalf from making an expenditure or contribution of cash (except as described above) or anything else of monetary value which directly or indirectly is in connection with an election to political office; as, for example granting loans at preferential rates or providing non-financial support to a political candidate or party by donating office facilities. Otherwise, individual participation in political and civic activities conducted outside of normal business hours is permitted.

Supervised Persons are free to seek and hold an elective or appointive public office, provided it is not as a representative of the Firm. However, campaign activities and duties of the office must be conducted in a manner that does not interfere with responsibilities to EBS. Firm resources cannot be used to conduct campaign activities.

Other Prohibited Activities

Supervised Persons may not act on behalf of EBS in connection with any transaction in which he or she has a personal interest other than an incentive compensation plan enacted by EBS or transactions approved by EBS's Board of Directors.

Supervised Persons may not, without prior approval from the CCO or another member of the Compliance Committee, knowingly have a substantial interest in any outside business which is currently in a business transaction with EBS, or is engaged in businesses similar to any business engaged in by EBS. Supervised Persons do not need approval to invest in non-proprietary (i.e. non-EBS) open-ended registered investment companies (mutual funds) and similar enterprises (i.e. financial services companies) which are publicly traded.

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Supervised Persons may not purchase an equity interest in any nonpublic competitor. Supervised Persons and their immediate families are also prohibited from investing in securities of a client or supplier with whom the Supervised Person regularly deals unless the securities are publicly traded and/or pre-clearance is obtained (see page 23 for pre-clearance procedures).

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Gifts and Entertainment

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Accordingly, EBS has adopted the policies set forth below:

Gifts

Supervised Persons and their immediate families should not solicit, accept, retain or provide any gifts or favors which might influence decisions you or the recipient must make in business transactions involving EBS or which others might reasonably believe could influence those decisions. Even a nominal gift should not be accepted if, to a reasonable observer, it might appear that the gift could influence your business decisions. Gifts are to be reported in the Gift Log.

Modest gifts and favors, which generally would not be regarded by others as improper, may be accepted or given on an occasional basis. Examples of such gifts are those received as normal business courtesies (i.e. flowers or books); non-cash gifts of nominal value (such as received at Holiday time); and gifts received because of kinship, marriage or social relationships entirely beyond and apart from the business of EBS.

If there is any question about the appropriateness of any particular gift, Supervised Persons should consult with the CCO or another member of the Compliance Committee.

Entertainment

Meals and other courtesies extended during a business meeting are not considered gifts provided that business is discussed during the meeting. For example, if a vendor takes you to dinner and you discuss business with the vendor, the meal is permissible (provided it is not unreasonably lavish). On the other hand, if a vendor gives you a gift certificate for dinner and does not attend, that is a gift, and is subject to the gift policy. Section 17(e) of the Investment Company Act of 1940 makes it unlawful for an investment adviser to accept compensation, other than regular wages or compensation, in connection with the purchase or sale of securities for an investment company. It is therefore important that we take special care to avoid even the appearance of impropriety with brokers who may execute trades for our registered mutual funds. To this end, outings for golf or other forms of entertainment may not be accepted from broker-dealers that may be used to facilitate trades for EBS's proprietary mutual funds.

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Code of Ethics Records

The Compliance Committee shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of the Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a Supervised Person which shall be retained for five years after the individual ceases to be a Supervised Person of EBS;
•	A copy of each holding and transaction report made pursuant to Advisers Act Rule 204A-1, including any information received in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access Persons; and
•	A record of any decision and reasons supporting such decision to approve an Access Persons' acquisition of IPOs, or private placements/limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

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Insider Trading Policy

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose the Firm and its Supervised Persons to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring an individual from the securities industry. Finally, EBS and its Supervised Persons may be sued by investors seeking to recover damages for insider trading violations.

The firm's insider trading policy applies to all Supervised Persons. Questions regarding insider policy and procedures should be referred to the CCO or another member of the Compliance Committee.

General Policy

When contemplating a transaction for your personal account, or an account in which you may have a direct or indirect personal or family interest, EBS must be certain that such transaction is not in conflict with the interest of the firm's clients. Specific rules in this area are difficult, and in the final analysis, each Supervised Person must make his or her own determination as to whether a transaction is in conflict with client interests. Although it is not possible to anticipate all potential conflicts of interest, EBS has tried to set a standard that protects the firm's clients, yet is also practical for its Supervised Persons. EBS recognizes the desirability of giving its Supervised Persons reasonable freedom with respect to their investment activities, on behalf of themselves, their families, and in some cases non- client accounts (i.e. charitable or educational organizations on whose boards of directors Supervised Persons may serve). However, personal investment activity may conflict with the interests of EBS's clients.

No Supervised Person may trade, either personally or on behalf of clients or others, while in the possession of material, nonpublic information, nor may any personnel of EBS communicate material, nonpublic information to others in violation of the law.

Federal Securities Laws also prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets, including the intentional creation or spreading of false or unfounded rumors or other information. Accordingly, Supervised Persons may not communicate information regarding companies or markets that he or she knows to be false.

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1.	What is Material Information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the CCO or another member of the Compliance Committee.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

In addition, knowledge about EBS's trading information and patterns may be deemed material.

2.	What is Nonpublic Information?

Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, social media (i.e. Twitter), a public filing with the SEC or some other government agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person may be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. Temporary insiders can also include, among others, a company's attorneys, accountants, consultants, banks, as well as the employees of such organizations. EBS and its Supervised Persons may become "temporary insiders" of a company in which we invest, or for which we perform any other service. An outside individual may be considered an insider, according to the Supreme Court, if the company expects the outsider to keep the disclosed nonpublic information confidential or if the relationship suggests such a duty of confidentiality.

4.	Who is a Controlling Person?

"Controlling persons" include not only employees, but any person with power to influence or control the direction of the management, policies or activities of another person. Controlling persons may include not only the firm, but its directors and officers.

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5.	What is the Misappropriation Theory?

Under the "misappropriation" theory, liability is established when trading occurs on material, nonpublic information that is stolen or misappropriated from any other person. In United States v. Carpenter, a columnist defrauded The Wall Street Journal by stealing nonpublic information from the Journal and using it for trading in the securities markets. Note that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Identifying Inside Information

Before executing any trade for yourself or others, including client accounts managed by EBS, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the CCO or another member of the Compliance Committee.
•	Do not purchase or sell the securities on behalf of yourself or others, including client accounts managed by EBS.
•	Do not communicate the information inside or outside the Firm, other than to the CCO or another member of the Compliance Committee.
•	After the issue has been reviewed, EBS will determine whether the information is material and nonpublic and, if so, what action the Firm should take.

You should consult with the CCO or another member of the Compliance Committee before taking any action. This high degree of caution will help protect you, our clients, and the Firm.

Restricting Access to Material, Nonpublic Information

Information that you identify as material and nonpublic may not be communicated to anyone, including persons within EBS, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing nonpublic information should be restricted.

Supervised Persons have no obligations to the firm's clients to trade or recommend trading on the basis of material, nonpublic (inside) information in their possession. EBS's fiduciary responsibility to its clients requires that the firm and its Supervised Persons regard the limitations imposed by federal securities laws.

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Allocation of Brokerage

It is the Firm's policy not to allocate brokerage in consideration of the attempted furnishing of material, nonpublic (inside) information. Supervised Persons, in recommending the allocation of brokerage to broker-dealers, should not give consideration to the provision of any material, nonpublic (inside) information. The policy of EBS as set forth in this statement should be brought to the attention of such broker-dealer.

Resolving Issues Concerning Insider Trading

If doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures and standards, or as to the proprietary of any action, it must be discussed with the CCO or another member of the Compliance Committee.

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Penalties for Insider Trading Violations

Penalties for trading on or communicating material, nonpublic (inside) information are more severe than ever. The individuals involved in such unlawful conduct may be subject to both civil and criminal penalties. A controlling person may also be subject to civil or criminal penalties for failing to establish, maintain, and enforce EBS's insider trading policy and/or if such failure permitted or substantially contributed to an insider trading violation.

Individuals can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

•	Civil injunctions;
•	Treble damages;
•	Disgorgement of profits;
•	Jail sentences - Individuals face up to 20 years in prison for criminal securities fraud;
•	Civil fines - Persons who committed the violation may pay up to three times the profit gained or loss avoided, whether or not the person actually benefited;
•	Criminal fines - The employer or other controlling persons may pay up to $5,000,000; and
•	Violators will be barred from the securities industry.

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Personal Trading Policy

The following rules, regulations and restrictions have been set forth by the Board of Directors and apply to the personal security transactions of all Access Persons. These rules will govern whether clearance for a proposed transaction will be granted. These rules also apply to the sale of securities once the purchase of a security has been pre-approved and completed.

No Access Person may effect for himself or herself, an immediate family member (including spouse, minor children, and adults living in the same household) for which they or their spouse have any direct or indirect influence or control, or any trust of which they are trustee, or any other account in which they have a beneficial interest or direct or indirect influence or control, any transaction in a security, or recommend any such transaction in a security, of which, to his/her knowledge, EBS has effected the same for any of its clients, if such transaction would be detrimental to the interests of such client, or if such transaction was effected with prior knowledge of material, nonpublic information.

All questions arising in connection with personal securities trading must be resolved in favor of the client, even at the expense of the interests of Access Persons.

Personal Trading by Access Persons

•	Neither any security recommended, or proposed to be recommended to any client for purchase, nor any security purchased or proposed to be purchased for any client, may be purchased by any Access Person if such purchase will interfere with the orderly purchase of such security by any client.
•	Neither any security recommended, or proposed to be recommended to any client for sale, nor any security sold, or proposed to be sold, for any client may be sold by any Access Person if such sale will interfere with the orderly sale of such security by any client.
•	No security may be sold after being recommended to any client for purchase or after being purchased for any client, and no security may be purchased after being recommended to any client for sale or after being sold for any client, if the sale or purchase is effected with a view to making a profit on the anticipated market action of the security resulting from such recommendation, purchase or sale.
•	No purchase of a security, including new and secondary issues and limited offerings, shall be made by any Access Person if the purchase would deprive any EBS clients of an investment opportunity, after taking into account (in determining whether such purchase would constitute an investment opportunity) the client's investments, investment objectives and whether or not the investment is being targeted by the Research Group.

Exceptions to the Personal Trading Policy

Notwithstanding the foregoing restrictions, exceptions to certain provisions of the Personal Trading Policy may be granted by the CCO or another member of the Compliance Committee on a case by case basis when no abuse is involved and the merits of the situation strongly support exception to the rule.

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Exclusions from the Personal Trading Policy

The following securities are excluded from the Personal Trading Policy restrictions:

•	Transactions and holdings in direct obligations of the Government of the United States;
•	Money market instruments - shares of money market funds, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments;
•	Repurchase and reverse repurchase orders;
•	Transactions and holdings in shares of non-proprietary (i.e. non-EBS) mutual funds; and
•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Investments in Exchange Traded Funds (ETFs) and EBS's proprietary mutual funds (i.e. EBSZX and EBSFX) are NOT excluded from these restrictions, and must be pre-cleared.

All Supervised Persons, on a quarterly basis, must sign a statement that they, during said period, have been in full compliance with all regulations set forth within the Code. If a Supervised Person cannot certify compliance, they should self-report to the CCO or another member of the Compliance Committee the infraction which precludes the Supervised Person from providing the certification.

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Personal Securities Reporting

All Access Persons are required to provide the CCO or another member of the Compliance Committee with the following:

1.	Initial Holdings Report

Within ten (10) days of becoming an Access Person, an initial holdings report detailing all personal investments (public and private). The report should contain the following information:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each investment in which the Access Person has any direct or indirect beneficial interest ownership;
•	The account name and the name of any broker, dealer or bank, with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person, along with a copy of the most recent account statement; and
•	The date that the report is submitted by the Access Person.

The information submitted must be current as of a date no more than forty-five (45) days prior to becoming an Access Person.

2.	Annual Holdings Report

On an annual basis, a holdings report containing the same information required in the initial holdings report as described above (with the exception that a copy of the most recent account statement is not required if the account is custodied at Charles Schwab and linked to EBS's master account number, or EBS is currently set up to receive duplicate statements). The information provided must be current as of a date no more than forty-five (45) days before the annual report is submitted.

3.	Quarterly Transaction Reports

Within 30 days after the end of a calendar quarter, with respect to any transaction during the quarter in a reportable security in which the Access Person had any direct or indirect beneficial ownership, a quarterly transaction report containing the following information:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each reportable security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the reportable security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through whom the transaction was effected; and
•	The date the report is submitted by the Access Person.

4.	Exempt Transactions

An Access Person need not submit a report with respect to:

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•	Transactions effected for, and securities held in, any account over which the person has no direct or indirect influence or control;
•	Transactions effected pursuant to an automatic investment plan, e.g., a dividend retirement plan; and
•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that EBS holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5.	Review of Personal Securities Transactions

Reports required under the Code for compliance with EBS's policies regarding personal securities transactions and applicable regulatory requirements are initially gathered and reviewed by the Firm's Chief Operations Officer ("COO") or designee, with subsequent review by the CCO or another member of the Compliance Committee. The quarterly collection and review of brokerage account statements is conducted by the CCO or designee.

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Pre-Clearance Procedures

All Access Persons are required to submit an "Employee Pre-Clearance Request Form" to one of the Firm's traders (who is also a member of the Research Group). This form identifies the intended reportable transactions and investment(s).

This form exists to ensure that:

1.	An Access Person shall not knowingly initiate transaction(s) within three trading days prior to a client-wide buy or sell for the same securities or derivatives of the underlying securities. Transactions of the same type (buy or sell) may be conducted immediately following completion of trades for all clients. Individuals should not execute trades for themselves that are inconsistent with the buy and sell actions of the Firm. For example, if EBS is long for clients' portfolios, then Access Persons should not be in short positions for the same position (notwithstanding option writing and hedging).
2.	Before trades may be executed for an Access Person on any day, priority must be given to execution of new account and rebalancing trades. Personal transactions for Access Persons may be placed at any time of the day providing that there are no competing orders on the blotter for that security. Prior to granting pre-clearance, the trader will verify that the trade blotter includes all orders that have been created at that point in time. The blotter will be printed and attached to the order. Notwithstanding the pre-clearance of trades, Access Persons may be required to undo personal trades or disgorge profits from personal trades that, in the eyes of the CCO or Board of Directors, appear to have benefited from subsequent trading on behalf of EBS's clients.
3.	An EBS trader must sign an "Employee Pre-Clearance Request Form" which acknowledges approval of the requested transaction(s).

Please note that as described in Item 12 of Form ADV Part 2A and the Firm's compliance policies and procedures, Access Person orders may be batched with client orders.

No Access Person may sell any security on current Buy Lists within 30 days of its purchase. Exceptions to this policy may be made by the CCO or another member of the Compliance Committee.

All Access Persons must obtain approval prior to acquiring, directly or indirectly, a beneficial interest in an Initial Public Offering (IPO), private placement and other limited offerings (including investments in private funds managed by EBS). Evidence of such approval will be made by a trader's signature on the "Employee Pre-Clearance Request Form," and in the case of limited offerings not managed by EBS; supporting documentation from the CCO or another member of the Compliance Committee will be included.

Any transactions by Access Persons in index futures contracts and index options, including those affected on a broad-based index, are subject to the pre-clearance and reporting requirements.

No Access Person may participate in investment clubs.

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Custodial Account Reporting

All Access Persons are required to notify the CCO or another member of the Compliance Committee prior to or at the time of establishing a new custodial account for the direct or indirect benefit of the Access Person (with the exception of accounts holding only securities excluded from the Personal Trading Policy restrictions), providing the following details:

1.	Account name
2.	Name of broker, dealer or bank
3.	Date established

The CCO should be set-up to receive duplicate copies of the account statement (unless the new account is custodied at Charles Schwab and linked to the Firm's master account number).

Supervision

Within EBS, the CCO, Board of Directors, and other members of the Compliance Committee are responsible for the firm's policies, procedures, and oversight of the Code of Ethics and Insider Trading issues.

A group of forms serves as evidence of our supervisory process. Those forms include:

•	Code of Ethics Acknowledgement Form;
•	Initial Holdings Report:
•	Annual Holdings Report;
•	Initial Certifications & Disclosures;
•	Annual Certifications & Disclosures;
•	Familiarity & Compliance Statement - Short Form (signed by an individual if there were no reportable trades during the quarter);
•	Familiarity & Compliance Statement - Long Form (signed by an individual that had reportable trades during the quarter);
•	Employee Pre-Clearance Request Form (signed by an individual and trader prior to execution of reportable transactions);
•	Outside Business Activity Approval Form; and
•	Violation and Penalty Form (to report violations of the policy and any penalties assessed, although violations may also be documented in other written formats).

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Penalties for Violations of Personal Trading Policies

Violations of the Personal Trading Policy, while in most cases may be inadvertent, must not occur. It is important that every Supervised Person abide by the policies established by the Board of Directors. Penalties will be assessed in accordance with the guidelines set forth below. These, however, are minimum penalties. The Firm reserves the right to take any other appropriate action, including termination.

All violations will be reported to the CCO or another member of the Compliance Committee, unless the CCO is involved, in which case, the Board of Directors will be notified.

First violation:	Verbal warning

Second violation:	Written warning

Third violation:	Action commensurate with recidivist activity (up to and including termination)

The Board of Directors reserves the right to terminate anyone at any time for willful violation of EBS's Code of Ethics or Insider Trading Policies. It also reserves the right to deviate from the penalties and guidelines described above, if in its opinion termination is too harsh of a penalty, given the circumstances of the event.

If proper procedures are not complied with, action will be taken against the Supervised Person. The violator may be asked to reverse the transaction and/or disgorge their profits, and/or participate in additional compliance training.

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Compliance with the Code and Reporting Violations

On an annual basis (or when amendments to the Code occur), all employees will be required to complete a form certifying they have read and understand their responsibilities under the Code, and are in compliance with the requirements.

This process should serve as a reminder of the Firm's concern with ethical issues and its desire to avoid conflicts of interest or their appearance.

If a Supervised Person has reason to believe a situation may have resulted in a violation of any provision of the Code, or that other improper activity may have occurred, whether by that Supervised Person or by another, the matter must be reported promptly to the CCO or another member of the Compliance Committee and will be investigated. If the suspected violation involves the CCO, the Board of Directors will be notified and investigate the matter.

No Supervised Person may be penalized or retaliated against for making such a report in good faith.

Violations of any provision of the Code by a Supervised Person may constitute grounds for disciplinary action, including dismissal.

Provision of the Code upon Client Request

Pursuant to the requirements of Form ADV Part 2A, EBS offers to provide a complete copy of the Code to any client upon request. Any Supervised Person who receives such a request for a copy of the Code of Ethics should forward that request to the CCO. The CCO is ultimately responsible for responding to any client request for the Code.

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